EXHIBIT 10.6

                     Joint Venture Agreement




                     JOINT VENTURE AGREEMENT

     This Joint Venture Agreement (the "Agreement") is made as of this 30th day of October, 1995, by and between Specialized
Health Products, Inc., a Utah corporation ("SHP"), Zerbec, Inc., a Texas corporation ("Zerbec").


                            RECITALS

     A. WHEREAS the Venturers reached an earlier agreement memorialized in a Letter of Intent, dated January 7, 1995, which is attached hereto as Appendix A. In those areas where there are differences between this Agreement and the Letter of Intent, this Agreement takes precedence.

     B. WHEREAS SHP and Zerbec (collectively the "Venturers") shall cause a corporation to be formed under the laws of the State of Utah ("NewCo");

     C. WHEREAS Zerbec has skills, proprietary technologies and know-how in diagnostic imaging areas, which can be used to develop novel and cost-competitive products and processes using solid state filmless X-Ray and other photon based detector technologies;

     D. WHEREAS SHP has skills and know-how in diagnostic imaging, instrumentation development and manufacturing, funding acquisition, and regulatory experience;
and

     E. WHEREAS the Venturers desire to create a joint venture to timely develop, manufacture, distribute and market products and technologies using solid state X-Ray or other photon-based detector technologies.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises set forth herein and intending to be legally bound, the parties hereto do hereby agree as follows:


                            ARTICLE I

                           DEFINITIONS

     1.1 Affiliate. The term "Affiliate" means a Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

     1.2 Assigned Technology. The term "Assigned Technology," as used herein shall mean the following listed patents, patent applications, patents to be issued pursuant thereto, and all divisions, continuations, continuations-in-part, reissues, reexamines, substitutes, and extensions thereof, as well as all related subject matter and improvements and modifications thereto, the basis for which is found therein:

      COUNTRY            PATENT NUMBER             STATUS

       U.S.A.              4,763,002            Expires 2005
       U.S.A.              4,446,365            Expires 2001
       U.S.A.              4,539,591            Expires 2002
       U.S.A.              4,085,324            Expired 1995
       Canada              1,156,772            Expires 2000
       Canada              1,159,507            Expires 2000
       Canada              1,162,332            Expires 2001

     1.3 Improvement or Improvements. The term "Improvement" or "Improvements" as used herein, shall mean any modification of a device, method, or product described in the Assigned Technology provided that such a modification would infringe one or more
claims of the issued patents listed under section 1.2.   Also,
the term "Improvement" or "Improvements" shall include subsequent derivative improvements which are based upon Improvements or Technical Information received from or developed by NewCo or a Venturer including any expansion, enhancement, revision, modification, or any other form of development in which Improvements or modifications of the Improvements or Technical Information are recast, transformed, improved or adapted, except those things that are in the public domain.

     1.4 Person. The term "Person" as used herein shall mean an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization or a government or any department or agency thereof.

     1.5 Technical Information. The term "Technical Information" as used herein shall mean all general and specific knowledge, experience and information, including without limitation all inventions, trade secrets, know-how and Improvements thereof and all patent and proprietary rights now owned or possessed by either Venturer or hereafter developed or acquired by or on behalf of NewCo or the Venturers, relating to the development, design, manufacture, assembly, operation, marketing, servicing or testing of the Assigned Technology and/or Improvements (including without limitation all continuations, continuations-in-part, divisions and reissues of patents), all apparatus, prototypes, equipment and parts embodying any of the above and all documents and copies thereof constituting, describing or relating to the above, including memoranda, descriptions, specifications, drawings, schematics, software, notebooks, parts lists, patents and patent applications invention records and disclosures.

                           ARTICLE II

                   ORGANIZATION AND MANAGEMENT
                            OF NEWCO

     2.1 Corporate Formation. The Venturers shall form and organize NewCo, a joint venture in the form of a corporation which joint venture shall be incorporated in the State of Utah under the Utah Revised Business Corporation Act.

     2.2 Organizational Documents. The Articles of Incorporation shall be reviewed by both Venturers before finalization and shall be in a form reasonably acceptable to the Ventures. The Bylaws and other organizational documents of NewCo shall be established under the direction of NewCo's board of
directors (the "Board").   It is hereby agreed that the
organization of NewCo will be in accordance with the guidelines provided in Appendix B.

     2.3 Changes in Board Organization. Until persons who are not the nominees of the Venturers are appointed to the Board, the Venturers agree that:

          (i) Each Venturer shall vote its shares so that each Venturer maintains Board representation equal to the other
Venturer;

          (ii) At its discretion, each Venturer shall vote its shares so that each Venturer may remove and replace one or more of its appointees from the Board.

          (iii) Each Venturer agrees to be present in person or by proxy at each annual meeting of shareholders of NewCo and at each special meeting of shareholders called for the purpose of removal of any Board member or for the purpose of filling any vacancy or any newly created directorships in the Board of NewCo and will cause all stock of NewCo owned by it to be counted for quorum purposes at such meeting.

     2.4 Objectives of NewCo. SHP and Zerbec will concentrate their respective expertise and resources to create wealth for NewCo and its shareholders. It is the intention of SHP and Zerbec to achieve marketability for their interests in NewCo at the earliest opportunity and before December 31, 1997. Such marketability may be achieved by means of a public stock listing, a sale or a merger of NewCo.

     2.5 Business of NewCo. The purpose or purposes for which NewCo will be organized is to timely develop, manufacture, distribute and market products and technologies using the Assigned Technology and Improvements. In furtherance of said business, NewCo shall have and may exercise all the powers now or hereafter conferred by the laws of the State of Utah on corporations formed under the laws of this state, and shall do any and all things related or incidental to its business as fully as natural persons might or could do under the laws of said state.

     2.6 Purposes Limited. The business of NewCo shall be limited to those activities and purposes specified in Section
2.5.

     2.7 Title to Property. All property, whether real or personal, tangible or intangible, owned by NewCo shall be owned by NewCo as an entity and, insofar as permitted by applicable law, no Venturer shall have any ownership interest in such property in its individual name or right and each Venturer's interest in NewCo shall be personal property for all purposes.

     2.8 Statutory Compliance. NewCo shall exist under and be governed by the applicable laws of the State of Utah. The
Venturers shall make all filings and disclosures required by, and shall otherwise comply with, all such laws.

     2.9 Duty of Care. The organizational documents of NewCo shall provide that the Board shall not be liable to NewCo or its shareholders to the maximum extent allowed by Utah law and that the members of the Board shall be indemnified for liability resulting from serving on the Board to the maximum extent allowed by Utah law.

     2.10 Management Decisions. NewCo will be a separate company. All management decisions relating to the business of NewCo shall be made by NewCo under the direction of the Board. The Venturers will contract with NewCo to provide the Venturers with compensation for services provided to NewCo after its formation as provided herein. Compensation for services provided by the Venturers to NewCo shall be paid at commercially reasonable rates. The Venturers shall absorb their own costs incurred in connection herewith prior to the formation of NewCo.

     2.11 Liability of Venturers: Indemnification.    The bylaws
of NewCo shall indemnify each Venturer for any act performed by it within the scope of the authority conferred upon it by this Agreement; provided, however, that such indemnity shall be payable only if such Venturer (a) acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of NewCo, and (b) had no reasonable grounds to believe that its conduct was negligent, unlawful or constituted willful misconduct, and provided further that no indemnification may be made in respect of any claim, issue or matter as to which any Venturer shall have been adjudged to be liable for negligence or misconduct in the performance of its duty to NewCo unless, and only to the extent that, the court in which such action or suit is brought determines that in view of all the circumstances of the case, despite the adjudication of liability for negligence or misconduct, such Venturer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper. Any such indemnification shall be paid from, and only to the extent of, NewCo assets, and no Venturer shall have any personal liability on account thereof.

     2.12 Debt. NewCo shall not create, incur, assume, or suffer to exist any obligation for borrowed money other than current accounts payable and similar current liabilities incurred in the ordinary course of business until completion of the first level of the Second Phase Financing (defined below). In no event, however, shall such debt exceed $10,000 until completion of the first level of the Second Phase Financing.

                           ARTICLE III

                     ASSIGNMENT AND FUNDING

     3.1 Assigned Technology. Within 45 days after the formation of NewCo, Zerbec shall assign to NewCo Zerbec's entire right, title and interest in the above identified Assigned Technology and Improvements and any related logos, trademarks or copyrights. Once the Assigned Technology has been assigned to NewCo it cannot be reassigned to another entity without unanimous consent of all parties hereto.

     3.2 SHP Funding to NewCo for Services to be Provided by Zerbec. SHP hereby agrees to provide NewCo with $15,000 per month for up to a consecutive twelve month period beginning the month during which this Agreement is executed for use by NewCo to pay Zerbec for services to be provided by Zerbec.

     3.3 SHP Termination of Funding to NewCo for Services to be Provided by Zerbec. SHP may terminate the funding referenced in
Section 3.2 if, in the judgment of SHP, Zerbec fails to provide reasonable support for acquisition of Second Phase Financing as evidenced by failure to meet the milestone objectives set forth in Appendix D. A written notice of such termination shall be given to Zerbec at least thirty (30) days before termination of the funding reference in Section 3.2. Said funding will continue, however, if the cause of the termination notice is reconciled within said thirty (30) day period.

     3.4 SHP Funding to NewCo for Internal Operations. SHP hereby agrees to provide NewCo with up to $15,000 per month for up to a consecutive twelve month period beginning the month during which NewCo is incorporated in order to fund NewCo's internal operations. The funding referenced in this Section 3.4 and in Section 3.2 are hereinafter referred to as the "Interim Funding."

     3.5 Second Phase Financing. SHP shall use reasonable efforts to assist NewCo in locating and securing funding of not less than $3,000,000 with a target of $6,000,000 (the "Second

Phase Financing"). The first level of Second Phase Financing is a minimum of $3,000,000. The second level of Second Phase
Financing is an additional $3,000,000.

          (i) The first level of Second Phase Financing is to be raised within 12 months of the signing of this Agreement as stated in the milestones of Appendix C.


          (ii) At the successful securing of at least the first level of the Second Phase Financing, SHP will terminate the Interim Funding.

          (iii) At the successful securing of the second level of the Second Phase Financing, NewCo will repay SHP an amount equal to the total amount of Interim Funding paid by SHP to NewCo.

     3.6 Failure to Meet First Level of Second Phase Financing. If the first level of the Second Phase Financing is not met within 12 months from the date hereof, then Zerbec shall have the right to acquire two thirds of SHP's NewCo stock for $1.00 upon thirty (30) days written notice to SHP.


                           ARTICLE IV

                          THE VENTURERS


     4.1 Services to be Provided by SHP Before the First Level of the Second Phase Financing. SHP shall provide the following services to NewCo at NewCo's expense before the first level of the Second Financing is secured.

          4.1.1 Selection of Full Time Employee. Mr. Jim Yardley or some other person selected by SHP shall become a full time employee of NewCo and will be responsible to coordinate the operations and business of NewCo. Said employee's salary shall be paid by SHP until the formation of NewCo. Thereafter, NewCo will pay said salary.

          4.1.2 Facilities. SHP shall make available to NewCo reasonable facilities from which NewCo may conduct its business, including utilities, office furniture, telephone service, office supplies and equipment. Such facilities shall be located in Bountiful, Utah, or such other location(s) as SHP shall determine.

          4.1.3 Patent Procurement. SHP shall provide NewCo with reasonable assistance in filing and prosecuting all current and new patent applications relating to the Assigned Technology.

          4.1.4 Human Resources. SHP shall provide NewCo: with reasonable assistance in the following areas: accounting, human resources, payroll, employee fringe benefits and other services as related to the support of Mr. Jim Yardley or some other person selected by SHP under constraints of a budget approved by SHP.

          4.1.5 Business Plan. SHP shall provide NewCo with assistance, to the degree reasonably requested by NewCo, in the preparation of a detailed five (5) year business plan. The business plan shall include projections on costs to commercialize the Assigned Technology, a marketing plan and projected financial statements. Such plan shall indicate the resources required to achieve commercialization of the Assigned Technology.

     4.2  Services to be Provided by Zerbec Before the First
Level of the Second Phase Financing. Zerbec shall provide the following services to NewCo before the first level of the Second
Phase Financing is secured.

          4.2.1 Small Plate Demonstration System. Zerbec shall develop a small plate selenium detector demonstration unit for NewCo that can be used to validate the technology. This demonstration system will be capable of a resolution of at least 10 1p/mm with the goal of 20 1p/mm.

          4.2.2 Patent Procurement. Zerbec shall provide reasonable assistance to NewCo in filing and prosecuting of all current and new patent applications relating to the Assigned
Technology and Improvements.

          4.2.3     Presentations.  Zerbec shall provide
reasonable technical support in making presentations to prospective investors, including demonstration of the new demonstration unit and/or the original experimental development system.

          4.2.4 Introductions. Zerbec shall provide business contact with appropriate hospital, clinic, and research resources which will facilitate obtaining information in order to strategically help NewCo.

          4.2.5 Facilities. Beginning on the date hereof, Zerbec shall make available to NewCo reasonable research facilities for the development of the small plate demonstration unit, including utilities, computers, and communications equipment and connections. Such facilities shall be in such location(s) as Zerbec shall determine.

          4.2.6 Research. Zerbec shall research potential sources of amorphous selenium, low noise amplifiers, scanning systems and other technologies that will be beneficial for the updating/upgrading of the Assigned Technology.

          4.2.7 Business Plan. Zerbec shall provide NewCo with assistance, to the degree reasonably requested by NewCo, in the preparation of a detailed five (5) year business plan. The business plan shall include projections on costs to commercialize the Assigned Technology, a marketing plan and projected financial statements. Said plan shall indicate the resources required to achieve commercialization of the Assigned Technology.

     4.3 Services to be Provided by SHP After the First Level of the Second Phase Financing. SHP shall provide the following services to NewCo after the first level of the Second Phase
Financing is secured.

          4.3.1     NewCo Technical Employees.  SHP shall
provide, under the direction of Dr. Gale H. Thorne, resources to aid NewCo in assembling a group of seasoned imaging system development engineers. Dr. Gale H. Thorne will be made available to serve on the Board and will provide professional services reasonably requested by the Board.

          4.3.2 Facilities and Services. SHP will contract with NewCo to provide, at NewCo's expense, reasonable facilities and services to NewCo until NewCo is reasonably able to provide these facilities and services for itself. Such facilities include offices from which NewCo may conduct its business, including utilities, office furniture, telephone service, office supplies and equipment. Such services include patent procurement, accounting, human resources, payroll, employee fringe benefits, and other related services and issues.

          4.3.3 Contact Network. SHP will use its expertise to help NewCo establish a contact network used initially to provide system development inputs, a set of alpha test sites and beta test sites.

     4.4 Services to be Provided by Zerbec After First Level of the Second Phase Financing. Zerbec shall provide the following services to NewCo after the first level of the Second Phase
Financing is secured.

          4.4.1 Patent Procurement. Zerbec shall provide reasonable assistance to NewCo in filing and prosecuting all current and new patent applications relating to the Assigned Technology and Improvements. NewCo shall bear all expenses relating to such patent procurement.

          4.4.2 Introductions. Zerbec shall provide business contact with appropriate hospital, clinic, and research resources which will facilitate obtaining information in order to strategically help NewCo.

          4.4.3 Research Team. Zerbec shall assemble and manage a research team that will oversee early proprietary property specifications and development of the Assigned
Technology.

          4.4.4 X-Ray Cassette System. Zerbec will contract with NewCo to provide support in the development of the selenium plate technology so that within one year after the Second Phase Financing has been secured, NewCo may be able to build an alpha test Mammography Imaging Instrument system as specified in Appendix E. These services will be provided at a cost of not
more than $800,000 to NewCo.    This system will be capable of
capturing, processing and displaying an X-Ray image using a
cassette that is 24mm X 30 mm.   The cost will cover:

     (i) Resources. Time and materials for the principal inventor, four associate inventors, administrator, three research assistants, three consultants and an administrative assistant;

     (ii) Facilities. Office and laboratory facilities, furniture and equipment, office supplies, utilities, communications and computer equipment, research equipment and supplies; and

     (iii) Other. Accounting, employee fringe benefits and travel expenses.

Zerbec will also contract with NewCo to provide research support to enable NewCo to build an alpha test system for X-Ray, as specified in Appendix F, which will be completed within 6 months after completion of the alpha test Mammography Imaging Instrument. The cost for this system has not been determined.

          4.4.5 Ongoing Research & Development. Zerbec will continue to support NewCo in selenium plate technology and the related Improvements. SHP anticipates that when the second level of the Second Phase Financing is secured, R&D development funding to Zerbec as requested by NewCo, may be in the amounts suggested below:

                    Year 2              up to $600,000
                    Year 3              up to $400,000
                    Year 4              up to $400,000
                    Year 5              up to $400,000

     The intent of said funding is to utilize the expert resources available to Zerbec. SHP anticipates that this funding may continue indefinitely, but it depends upon Zerbec's ability to perform such services. It is Zerbec's intent to provide such research and development services to NewCo, and Zerbec anticipates that the specific objectives and deliverables of each year's funding will be determined through collaborations between Zerbec and NewCo and will be based, in part, on the strategic intent and plans of NewCo.

     4.5 Restrictions on Transfer. No Venturer may, without the consent of the other Venturer, sell, convey, transfer, assign, mortgage, pledge, hypothecate, encumber or otherwise dispose in any way all or any portion of its interest in NewCo for two years after completion of the Second Phase Financing.

     4.6 Liability of Ventures; Indemnification. No Venturer shall be liable, responsible or accountable in damages or otherwise to NewCo or the other Venturer for any act or omission performed or omitted by it in good faith on behalf of NewCo and in a manner reasonably believed by it to be within the interests of NewCo if it shall not have been guilty of negligence or willful misconduct with respect to such acts or omissions.

     4.7 No Further Contributions. The Venturers shall not be required to contribute additional capital, loan any funds or provide services to NewCo, except as expressly set forth herein.


                            ARTICLE V

                 REPRESENTATIONS AND WARRANTIES

     5.1 Zerbec's Representations and Warranties. As of the date hereof, each of the statements in this Section 5.1 shall be a true, accurate and a full disclosure of all facts relevant to the matters contained therein, and such warranties and representations shall survive the execution of this Agreement. Zerbec hereby represents and warrants to SHP as follows:

          5.1.1 Organization. That Zerbec is duly organized under the laws of the State of Texas and has the requisite power and authority to enter into and carry out the terms of this Agreement.

          5.1.2 Consents. The required approvals, consents and other required corporate action have been obtained/taken by Zerbec in connection with the execution and performance of the transactions contemplated herein. No further approval of any board, court, or other body is necessary in order to permit Zerbec to consummate this Agreement.

          5.1.3 Authority. The person(s) negotiating this Agreement on behalf of Zerbec have full power and authority to do so.

          5.1.4 Ownership. Zerbec agrees that the assignment referenced in Section 3.1, will provide NewCo, with ownership of the entire right, title and interest in and to the Assigned Technology and Improvements free and clear of all liens and encumbrances, except for royalties due from Zerbec to M.D. Anderson and/or the University of Texas (hereinafter individually and collectively "MD Anderson"), such royalties to be fully met by compensation provided to M.D. Anderson as follows:

     (i)  NewCo shall pay to Zerbec for subsequent payment to MD
Anderson an amount not to exceed10% of all profits that Zerbec receives from NewCo after such profits accruing to Zerbec exceed
$50,000; or

     (ii) M.D. Anderson shall be awarded 5% ownership of NewCo in lieu of all royalties and other financial commitments related to the Assigned Technology;

          5.1.5 Intellectual Property Rights. To the best of Zerbec's knowledge the Assigned Technology does not violate any intellectual property right, including but not limited to, patent, copyright, trademark, trade dress, trade name, trade secret, right to privacy or right of publicity, or contain libelous matter, and NewCo's proposed use of the Assigned Technology will not violate any intellectual property right, as well as any statute, ordinance or governmental rule or regulation of the United States or Canada.

          5.1.6 Patent Procurement. The Assigned Technology was not fraudulently procured from the U.S. Patent Office, and Zerbec has no knowledge of any circumstances which would render the patents references herein invalid.

          5.1.7 Registration Documentation. Zerbec has or will within forty-five (45) days from the date hereof, provide
NewCo with all existing registration documentation in its possession relating to all of its intellectual property rights in the Assigned Technology.

          5.1.8 Lawsuits. There is no lawsuit, proceeding or claim pending or, to the best of Zerbec's knowledge, asserted or unasserted claims relating to the Assigned Technology, Improvements or Technical Information.

          5.1.9     Contracts.  There are no contracts or
obligations relating to the Assigned Technology, Improvements and/or Technical Information or to which Zerbec is a party that would interfere with the execution or performance of the transaction contemplated herein.

          5.1.10    Other Agreements.  The transaction
contemplated herein does not violate or shall not violate any contract, document, understanding, agreement or instrument to which Zerbec is a party or by which Zerbec may be bound, or any contract, document, understanding, agreement or instrument affecting the Assigned Technology, Improvements or Technical Information.

          5.1.11 Adverse Change. No representation, warranty or covenant of Zerbec in this Agreement contains or will contain any untrue statement of material fact or omit to state material facts necessary to make the statements or facts contained herein not misleading. Zerbec shall inform SHP and NewCo of any material adverse change in the foregoing representations and warranties occurring at any time after the execution hereof.

     5.2 SHP's Representations and Warranties. As of the date hereof, each of the statements in this Section 5.2 shall be a true, accurate and a full disclosure of all facts relevant to the matters contained therein, and such warranties and representations shall survive the execution of this Agreement. SHP hereby represents and warrants to NewCo and Zerbec as follows:

          5.2.1 Organization. That SHP is duly organized under the laws of the State of Utah and has the requisite power and authority to enter into and carry out the terms of this Agreement.

          5.2.2 Consents. The required approvals, consents and other required corporate action have been obtained/taken by SHP in connection with the execution and performance of the transactions contemplated herein. No further approval of any Board, court, or other body is necessary in order to permit SHP to consummate this Agreement.

          5.2.3 Authority. The person(s) negotiating the transaction contemplated herein have full power and authority to act on behalf of SHP.

          5.2.4     Contracts.  SHP is not a party to any
contracts or obligations which would interfere with the execution or performance of the transaction contemplated herein.

          5.2.5 Adverse Change. No representation, warranty or covenant of SHP in this Agreement contains or will contain any untrue statement of material fact or omit to state material facts necessary to make the statements or facts contained herein not misleading. SHP shall inform Zerbec and NewCo of any material adverse change in the foregoing representations and warranties occurring at any time after the execution hereof.

                           ARTICLE VI
                  CONFIDENTIALITY; COMPETITION

     6.1 Confidentiality. Except as otherwise provided for herein, each of the Venturers (including their Affiliates) agree to retain in strict confidence any proprietary confidential information and trade secrets of NewCo, whether disclosed prior to or after the date hereof, and not to use or disclose to third parties, and to use its best efforts to cause its employees, agents and consultants not to use or disclose to third parties, such proprietary confidential information and trade secrets to or for any third party without the prior approval in writing of a duly authorized officer or directorof NewCo; unless it can be established by the disclosing party that such information:

     (i) was at the time of disclosure a part of the public knowledge or literature and readily accessible to such third party;

     (ii) was at the time of disclosure already known by the receiving party otherwise then under an obligation of confidentiality; or

     (iii)     was required by law to be disclosed.

     6.2 Competition. No Venturer nor any Affiliates of the Venturers (either individually, collectively or with others) shall, without the prior written consent of the other Venturer and NewCo, conduct or invest in any business which competes with NewCo's business. If the Venturer obtains the written consent of the other Venturer and NewCo to conduct or invest in a business which competes with NewCo, no Venturer who competes with NewCo will enter into any contract with NewCo that has the effect of restricting, controlling, or reducing the competition between NewCo and the competing Venturer.

     6.3 Ownership of Technical Information. The Venturers agree to assign to NewCo upon its formation and thereafter any and all of their right, title and interest in and to any and all Technical Information made, generated or conceived by it before and/or during the period of NewCo's corporate existence, and the Ventures agree to disclose all such Technical Information to NewCo in writing.

                           ARTICLE VII

                          MISCELLANEOUS

     7.1 No Liabilities Assumed. Unless and except as expressly set forth herein, none of the parties hereto assume any liability, nor bear any responsibility or liability for the payment of any debts, obligations, liabilities or claims of NewCo or any other party hereto.

     7.2 Assignments. This Agreement shall not be assignable by any party hereto, nor shall the performance of any of the duties hereunder be delegable by any party hereto, without the written consent of all the other parties hereto. This Agreement shall not be assignable by operation of law.

     7.3 Assistance. Each of the parties covenants and agrees that it will assist NewCo in the sale, distribution and marketing of the Assigned Technology, and will provide its expertise in this regard when reasonably requested by NewCo.

     7.4  Duty to Inform.  Each Venturer shall keep the other
Venturer and NewCo informed of its activities to raise capital, develop, distribute, market or otherwise assist NewCo.

     7.5 Interim Use of Patent and Technical Information. From the date of execution of this Agreement and continuing until the termination of the Agreement, neither Zerbec nor SHP shall market, advertise for sale, transfer, sell, hypothecate, mortgage or otherwise deal with the Assigned Technology in a manner that is inconsistent with the terms of this Agreement.

     7.6 Notices. Any such notice required or permitted to be given by one party to the other may be given by personal service, telegram, or mailing. If any notice is sent by certified mail or deposited into the custody of Federal Express, United Parcel Service or another overnight courier service, for overnight delivery, postage prepaid and addressed to such party at the address hereinafter specified, such notice shall be effective upon its deposit into the custody of such couriers. All other notices shall be effective upon receipt. The addresses of the parties for all purposes under this Agreement shall be:

     SHP:

          Dr. Gale H. Thorne
          Specialized Health Products International, Inc.
          655 East Medical Drive
          Bountiful, Utah  84010

          With copies to:

                           Eric L. Robinson
          Blackburn & Stoll, LC
          77 West 200 South, Suite 400
          Salt Lake City, Utah  84101

     Zerbec:

          Charles D. Becker
          Zerbec, Inc.
          8415 Datapoint
          San Antonio, Texas 78229

          With copies to:

          Alfonso Zermeno
          6334 Community
          Houston, Texas 77005

Either party may change the address at which it desires to receive notice upon written notice of such change to the other party.

     7.7 Attorneys' Fees. In the event a party hereto brings suit to enforce or interpret this Agreement or for damages on account of the breach of a covenant, representation or warranty contained herein, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs incurred in any such action, in addition to other relief to which the prevailing party is entitled.

     7.8 Severability. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law; but, if any provision of any of the foregoing shall be invalid or prohibited under applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this document.

     7.9 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Utah.

     7.10 Counterparts. This Agreement may be signed in one or more counterparts, any one of which shall be deemed to be an original. The signature in counterpart on a facsimile transmission copy of this Agreement shall be valid and binding.

     7.11 Further Actions. Each of the parties to this Agreement shall promptly execute and deliver such documents and take such action as may be reasonably requested by another party to this Agreement in order to carry out the intentions and purposes of this Agreement.

     7.12 Non-Waiver. The failure of any party to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for therein, shall in no way be considered a waiver of such provisions, rights, or elections or in any way to affect the validity of this Agreement. No term or provisions hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. The failure by a party hereto to enforce any of said provisions, rights, or elections shall not preclude or prejudice that party from later enforcing or exercising the same or in any other provisions, rights, or elections which it may have under this Agreement. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law of equity.

     7.13 No Third Party Beneficiary. It is the intention of the parties hereto that no Person shall be deemed to be a third party beneficiary of this Agreement.

     7.14 Entire Agreement. This Agreement constitutes the entire agreement of the parties.

     7.15 Transfers. This Agreement shall be binding not only upon the parties hereto, but also upon, without limitation thereof, their successors and assigns.





     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ZERBEC, INC.:                    SPECIALIZED HEALTH PRODUCTS,
                                 INC.:


By /s/ Charles D.
Becker_______________            By /s/ David A. Robinson
 Charles D. Becker               ______________
 Its president                     David A. Robinson
                                   Its president

                     SUMMARY OF APPENDICES


APPENDIX  "A" - Letter of Intent
              "B" - Organizational Guidelines
              "C" - Milestones for SHP
              "D" - Milestones for Zerbec
              "E" - Alpha Test Mammography Imaging Instrument
              "F" - Alpha Test 14" x 17" Cassette Imaging Instrument

                           Appendix A

                        Letter of Intent
                     Dated: January 7, 1995


                        January 7, 1995


Mr. Charles Becker
President
ZERBEC, INC.
8415 Datapoint Drive, Suite 1000
San Antonio, Texas  78229

     Re:  Letter of Intent

Dear Charles:

     With reference to recent discussions we hereby confirm our intent to join with ZERBEC, INC. ("ZERBEC") in a joint venture to develop, manufacture, distribute and market products protected by the intellectual property assigned to ZERBEC by Alfonso Zermeno, Ph.D. who received assignment from the University of Texas System (the "Patents") in accordance with the following basic terms and conditions:

1.   Corporate Formation.  SPECIALIZED HEALTH PRODUCTS, INC.
("SHP") and ZERBEC shall cause a joint venture to be formed under the laws of the State of Utah (the "Joint Venture").

2. Objective of the Joint Venture. The principal activities of the Joint Venture will be to timely develop, manufacture, distribute and market products protected by the Patents (the
"Technology"). The Joint Venture may itself enter into arrangements with third parties for the efficient performance of any of these activities.

3. Objective(s) of the Joint Venturers SHP and ZERBEC will concentrate their respective expertise and resources to create wealth for the Joint Venture and the Joint Venturers. It is the intention of SHP and ZERBEC to achieve marketability for their interests in the Joint Venture at the earliest opportunity and before 31st December, 1997. Such marketability may be achieved by means of a public stock listing, a sale or merger of the Joint Venture.

4.   Initial Organization.

     a.   Assistance by SHP.

          i. Business Plan. SHP shall be responsible for the preparation of a detailed five (5) year business plan. ZERBEC shall be fully involved in the preparation of the said plan and shall provide to SHP its knowledge and expertise. The business plan shall include projections on costs to commercialize the Technology, a marketing plan and projected financial statements. Such plan shall indicate the resources required to achieve commercialization of the Technology. The preparation of such plan shall commence immediately following the execution of this Letter of Intent.

          ii. Funding. SHP shall use its best efforts to assist the Joint Venture in locating and securing a third party funding source that will provide the financial resources required to commercialize the Technology which shall in any event be not less than SIX MILLION DOLLARS ($6,000,000). It is the intention that in return for such funding the funding party shall receive not more than a one third equity interest in the Joint Venture upon terms and conditions to be negotiated or upon such other terms as may be agreed to by the management of the Joint Venture (the "Funding"). In the absence of securing a third party funding source the Funding may be provided by SHP or ZERBEC.

          iii. Development Group. SHP shall provide resources to the Joint Venture to enable it to assemble a group of seasoned imaging system development engineers. Such efforts shall be spearheaded by Dr. Gale H. Thorne (subject to the approval of the Joint Venture).

          iv. Contact Network. SHP will use its expertise to help the Joint Venture establish a contact network used initially to provide system development inputs, a set of alpha test sites and beta test sites.

          v. Patent Procurement. SHP shall use its expertise to assist the Joint Venture in filing and prosecuting patents relating to the Technology.

          vi. Management. SHP shall provide resources to the Joint Venture to enable it to locate development and fiscal management. SHP may provide personnel for such positions.

     b.   Assistance by ZERBEC.

          i. Patents. ZERBEC shall grant an exclusive, world-wide license (the License) for the Joint Venture to make, use and sell the Patents including, but not limited to, all extensions of the original intellectual property owned by

     ZERBEC. Any intellectual property developed after the formation of the Joint Venture will be owned by the Joint
     Venture.

          ii. Technical Information. ZERBEC shall license and deliver to the Joint Venture all published and unpublished research and development information, unpatented inventions, know-how, trade secrets and technical data in the possession of ZERBEC, under the conditions of 4.b.i (above), which are needed to fully exploit the Technology (the "Technical Information").

          iii. Research Team. ZERBEC shall assist the Joint Venture in developing a research team that will oversee critical early proprietary property specifications and development of the initial products of the Joint Venture.

          iv.  R&D Objectives.  ZERBEC shall assist the Joint
     Venture in establishing R&D objectives for the research team members.

          v.   Operating Budgets.  ZERBEC shall assist the Joint
     Venture in developing agreements (including all rights to intellectual property) and operating budgets for the research team.

          vi. Business Plan. ZERBEC shall provide it knowledge and expertise in the preparation of the business plan as provided in Section 4.a.i.

5.   Organization of the Joint Venture.

     a. Ownership. Initially both SHP and ZERBEC shall have equal (fifty percent) ownership interests (the Initial Interests) in the Joint Venture. Upon allocation of an ownership interest to the funding party in accordance with Section 4.a.ii., the Initial Interests of SHP and ZERBEC shall be reduced equally.

     b. Election of Board. The initial board of directors shall be elected by cumulative voting and shall consist of five
(5) directors. ZERBEC and SHP shall each have the right to appoint two (2) directors and it is intended that the funding party shall have the right to appoint one (1) director.

     c. Research Team. All initial research will be contracted to ZERBEC at reasonable costs to the Joint Venture. As found necessary, later research may be performed by the Joint Venture, assisted by ZERBEC.

     d. Other Teams. The Joint Venture will have development, manufacturing, quality control, financial management, sales and marketing teams. SHP shall provide resources on an arm's length basis at reasonable costs to the Joint Venture to enable such teams to operate.

     e. Budgets. The Joint Venture will develop budgets and budgetary control systems for the financial management and control of its operations. No budgets will be set up nor funds expended, for purposes outside of the development, manufacture and operations associated with products relating to the Patent without the prior approval of SHP and ZERBEC.

     f. Reversion of the Intellectual Property. The Agreement (defined below) shall provide, upon terms to be negotiated by the parties, that the all rights to and in the intellectual property ZERBEC assignees or transfers to the Joint Venture shall revert to ZERBEC in the event that the Joint Venture terminates through lack of funding and is unable to pursue its objectives.

     g. Incentive Plans. The Joint Venture shall introduce incentive ownership plans to provide incentives to key personnel and organizations, inside and outside the Joint Venture, who make contributions to the Joint Venture.


6.   Formal Agreements.

     a. Joint Venture Agreement. It is understood that this Letter of Intent, after execution by the parties, is intended to be binding. It represents the general conditions to which the parties have agreed, and will be the basis of a more comprehensive agreement(s) to follow (the "Agreement"). Both parties shall use their best efforts to negotiate and execute these documents in a timely manner.

     b. Protection of Minority Interests. The organizational document and/or other agreements shall provide for protection of minority interests in the following ways:

          i. The Joint Venture will distribute net cash from operations not required for future operations or reserves.

          ii. There shall be restrictions on the ability of management or related parties to take non arms-length payments for services.

          iii. No joint venturer or group of joint venturers may sell an aggregate interest in the Joint Venture exceeding 10% of the Joint Venture, without providing all joint venturers with an opportunity to participate in such sale.

          iv. All joint venturers shall be able to sell their interests to a third party after having first offered such interest to fellow interest owners on no less favorable terms.

          v. Subject to Section 4.a.ii., the Joint Venture shall not sell a share in the Joint Venture to third parties without first offering such share to existing Joint
     Venturers.

     c. Compensation. SHP and ZERBEC shall enter into arrangements with the Joint Venture for compensation for services provided to the Joint Venture after its formation. It is understood that no compensation shall be paid for such services in the event that the Funding is not obtained. Each Party to the Joint Venture shall absorb its own costs incurred prior to formation of the Joint Venture.

7. ZERBEC's Representations and Warranties. ZERBEC shall furnish SHP and the Joint Venture with representations and warranties, including, but not limited to, the following:

     a. Organization. That ZERBEC has been duly organized under the laws of the State of Texas.

     b. Consents. The required approvals or consents have been obtained by ZERBEC in connection with the execution and performance of the transactions contemplated herein. ZERBEC will provide a complete disclosure regarding ongoing relationship with MD Anderson and the original inventors.

     c. Authority. The person(s) negotiating the transaction contemplated herein have full power and authority to act on behalf of ZERBEC.

     d. Ownership. The entire right title and interest in and to the Patents and Technical Information are owned by ZERBEC free and clear of all liens and encumbrances except for (1) the right of the University of Texas to use the Patents, Technical Information and/or Technology in its own facilities, and (2) the obligation of ZERBEC to pay the University of Texas a 10% of any combined royalties and other net income exceeding $50,000 that ZERBEC receives from commercialization of the Technology.

     e. Lawsuits. There is no lawsuit, proceeding or claim pending or, to the best of ZERBEC's knowledge, asserted or unasserted claims relating to the Patent and/or Technical
Information.

     f. Contracts. There are no contracts or obligations relating to the Patent or Technical Information which would interfere with the execution or performance of the transaction contemplated herein.

     g. Other Agreements. The transaction contemplated herein does not violate or shall not violate any contract, document, understanding, agreement or instrument to which ZERBEC is a party or by which ZERBEC may be bound, or any contract, document, understanding, agreement or instrument affecting the Patent or Technical Information.

     h.   Adverse Change.  ZERBEC shall inform SHP and the Joint
Venture of any material adverse change in the foregoing representations and warranties occurring at any time after the execution hereof.

8.   SHP's Representations and Warranties.  SHP shall furnish
ZERBEC and the Joint Venture with representations and warranties, including, but not limited to, the following:

     a. Organization. That SHP has been duly organized under the laws of the State of Utah.

     b. Consents. The required approvals or consents have been obtained by SHP in connection with the execution and performance of the transactions contemplated herein.

     c. Authority. The person(s) negotiating the transaction contemplated herein have full power and authority to act on behalf of SHP.

     d. Contracts. There are no contracts or obligations which would interfere with the execution or performance of the transaction contemplated herein.

     e.   Adverse Change.  SHP shall inform ZERBEC and the Joint
Venture of any material adverse change in the foregoing representations and warranties occurring at any time after the execution hereof.

9. Breach of Misrepresentation or Warranty. If either party hereto breaches a representation or warranty then the other party shall have the right to terminate this Letter of Intent and all obligations hereunder shall cease.

10.  No Liabilities Assumed.  Except as otherwise provided in
Section 11., the Joint Venture will not assume, nor bear any responsibility or liability for the payment of any debts, obligations, liabilities or claims related to the Technology which accrue, arise out of or in connection with any ownership of the Technology prior to the licensing of the Technology to the Joint Venture.

11. University of Texas Obligation. SHP has been provided with certain documents revealing an obligation on the part of ZERBEC to pay certain sums to the University of Texas in connection with the commercialization of the Technology. The parties hereto agree that any such obligations will be assumed by the Joint Venture.

12. Confidentiality. The parties acknowledge and agree that their relationship with the Joint Venture, including their officers, directors and/or employees, will necessarily involve their access to certain trade secrets and confidential information pertaining to the business of the Joint Venture. Accordingly, each of the parties agrees that during the term of this Letter of Intent and the Agreement and at all times thereafter it will not disclose, and will use its best efforts to prevent any of its employees from disclosing, to any unauthorized third party any of the trade secrets or confidential information pertaining to the business of the Joint Venture.

13.  Duty to Inform.  Each Joint Venturer shall keep the other
Joint Venturer and the Joint Venture informed of its activities to develop, distribute, market or otherwise assist the Joint
Venture.

14. Termination. In the event that the Joint Venture has not secured the Funding either party hereto may, at its option, terminate the Agreement by giving the other party and the Joint Venture not less than sixty (60) days written notice, to expire not earlier than June 30, 1995. The Agreement shall not terminate, however, if the Funding is secured prior to the expiration of said sixty (60) day period. In the event the Agreement is terminated, the License shall also be terminated.

15. Interim Use of Patent and Technical Information. From the date of execution of this Letter of Intent and continuing until the termination of the Agreement, neither ZERBEC or SHP shall market, advertise for sale, transfer, sell, hypothecate, mortgage or otherwise deal with the Patent or Technical Information in a manner that is inconsistent with the terms of this Letter of Intent.

16. Assignments. This Letter of Intent shall not be assignable by any party hereto, nor shall the performance of any of the duties hereunder be delegable by any party hereto, without the written consent of all the other parties. This Agreement shall not be assignable by operation of law.

17. Assignment of Patents and Technical Information. Upon receipt by the Joint Venture of the funding referred to in
Section 4.a.ii. and the execution of an agreement with the University of Texas clarifying its rights arising out of its assignment of the Patents, then, at the option of the Joint Venture, all of ZERBEC's right, title and interest in the Patents and Technical Information will be assigned to the joint Venture in substitution for the License.

18. Assistance. Each of the parties covenants and agrees that upon execution of an Agreement, and so long as it is a Joint Venturer, it will assist the Joint Venture in the sale, distribution and marketing of the Technology, and will assist provide its expertise in this regard when reasonably requested by the Joint Venturer. Payment for services provided to the Joint Venture that are provided by nonemployees of the Joint Venture will be paid at commercially reasonable rates.

19. Attorneys' Fees. In the event either party brings suit to enforce or interpret this Letter of Intent or for damages on account of the breach of a covenant, representation or warranty contained herein, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs incurred in any such action, in addition to other relief to which the prevailing party is entitled.

20. Severability. Whenever possible, each provision of this Letter of Intent and every related document shall be interpreted in such manner as to be valid under applicable law; but, if any provision of any of the foregoing shall be invalid or prohibited under applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this document.

21. Governing Law. This Letter of Intent shall be construed and interpreted in accordance with the laws of the State of Utah.

22. Counterparts. This Letter of Intent may be signed in one or more counterparts, any one of which shall be deemed to be an original.


                              Very truly yours,

                              SPECIALIZED HEALTH PRODUCTS, INC.:


                              By    /s/ David A.
Robinson____________
                              David A. Robinson
                              Its president

Dated: January 7, 1995.

     The foregoing Letter of Intent is hereby accepted in accordance with the terms and conditions contained therein.

     Dated this 10th day of January, 1995.

                              ZERBEC, INC.:



                              By   /s/ Charles Becker
                                   Charles Becker
                                   Its president

                           Appendix B
            Guidelines for the Organization of NewCo

     1. Name. The name of the corporation shall be such name as the Venturers shall reasonably agree upon. All business of NewCo shall be conducted solely in such name.

     2. Place of Business. The initial principal office of NewCo shall be located in Utah.

     3. Capital Structure. NewCo shall have 1,000,000 shares of authorized capital stock, of which, 90,000 shares shall be initially distributed as described hereafter. Upon the completion of the organization of NewCo, the Ventures shall receive capital stock of NewCo in the following amounts and proportions:

      Venturer         Initial Ownership         Percentage

        SHP                  45,000                  50%
        Zerbec               45,000                  50%


          In addition, 5,000 shares of capital stock shall be reserved for MD Anderson, to be issued at the direction of Zerbec upon completion of Zerbec's negotiations with MD Anderson concerning its rights in and to the Assigned Technology. In addition, it is the intention of the Venturers that the Board issue the remaining 5,000 shares of capital stock in a manner that will incentivize key employees of NewCo.

     4. Issuance of Additional Shares. Issuance of shares beyond the initial shares as described in Section 3. above shall be at the discretion of the Board.

     5. Board of Directors. The Board shall initially consist of an equal number of nominees from both Zerbec and SHP, and shall consist of not less than four members

          (i) A shareholders' meeting shall be held annually and the directors shall be elected through cumulative voting; and

          (ii) The Board may be expanded to a number as allowed by the bylaws of NewCo by a majority vote of the Board.

     6.   Protection of Minority Interests.  Minority interests
will be protected by:

          (i) NewCo will declare distributions to shareholders, on a pro rata basis, net cash from operations not required for future operations or reserves.

          (ii) There shall be restrictions on the ability of management or related parties to take non arms-length payments for services which restrictions shall be determined by the Board.

          (iii) The Venturers shall enter into a restrictive ownership agreement in a form reasonably acceptable to both Venturers whereby neither Venturer may sell, assign, transfer, mortgage, pledge, encumber or grant a security interest in any or all its interest in NewCo without first offering to sell such interest to the other Venturer upon the same terms and conditions.

          (iv) The NewCo shareholders shall have preemptive rights to acquire additional shares of NewCo.

                           Appendix C
                      Milestones for NewCo

All dates represent time periods following date of this Agreement
                                                Last Acceptable
        Milestone            Milestone Date      Milestone Date


1. Form NewCo                    1  Month           2 Months
2. First Version of              1  Month           2 Months
   Business Plan
3. First Contact with            2  Months          3 Months
   Financial Group
4. First Demonstration Unit      6  Months          8 Months
   Presentation
5. Financing Source              7  Months         10 Months
   Selection
6. New Patent Application        7 Months          10 Months
   Filing
7. Complete at Least             9 Months          12 Months
   First Level of Second
   Phase Financing

                           Appendix D
                      Milestones for ZERBEC

All dates represent time periods following date of this Agreement
                                                Last Acceptable
        Milestone            Milestone Date     Milestone Date

1. New MD Anderson                 2 Months            5 Months
   Agreement
2. Demonstration Unit (10          4 Months            7 Months
   lp/mm)
3. New Patent Application          6 Months            8 Months
   Disclosure
4. Develop Method for              8 Months           11 Months
   Large Scanner
   (24mm x 30 mm Plate)

                           Appendix E
      Alpha Test Mammography Imaging Instrument Preliminary
                         Specifications

The preliminary specifications for the alpha test Mammography Imaging Selenium Plate X-Ray detector instrument contains the general requirements for the system. More specific requirements will be determined as part of a product specification which will be developed through customer interviews, specifications for competitive systems, and technological advancements.

Product Description

The product will comprise a selenium plate cassette, cassette reader system, and a display monitor. The selenium plate cassette will be inserted into the X-Ray system in place of the film cassette. After exposure to the radiation, the cassette will be removed and placed into the cassette reader system. The image on the selenium plate will be converted to an electrical signal, digitized, interpreted by the reader system, and displayed on the monitor. The digital image can be stored on CD-ROM and transferred over communications networks.

Product Specifications

Cassette Size       The size of the cassette will be such that
                    the resultant image will be 24mm x 30mm.

Image Resolution    The image spacial resolution will be 10lp/mm.

Processing Time     The image processing time from when the
                    cassette is inserted in the reader to when the image is displayed will be less than one minute.

                          Appendix F
  Alpha Test 14" X 17" Cassette Imaging Instrument Preliminary
                         Specifications

The preliminary specifications for the alpha test Selenium Plate X-Ray detector instrument contains the general requirements for the system. More specific requirements will be determined as part of a product specification which will be developed through customer interviews, specifications for competitive systems, and technological advancements..

Product Description

The product will comprise a selenium plate cassette, cassette reader system, and a display monitor. The selenium plate cassette will be inserted into the X-Ray system in place of the film cassette. After exposure to the radiation, the cassette is removed and placed into the cassette reader system. The image on the selenium plate will be converted to an electrical signal, digitized, interpreted by the reader system and displayed on the monitor. The digital image can be stored on CD-ROM and transferred over communications networks.

Product Specifications

Cassette Size       The size of the cassette will be such that
                    the resultant image will be 14" X 17".

Image Resolution    The image spacial resolution will be 2 lp/mm.

Processing Time     The image processing time from when the
                    cassette is inserted in the reader to when the image is displayed will be less than one minute.